Exhibit 99.1

Bank of the James Announces CFO–CIO Transition and Appointment of New Chief Financial Officer

LYNCHBURG, VA, October 30, 2025 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced changes to the Bank’s executive leadership to improve oversight and better coordinate financial and investment approaches.

•	J. Todd Scruggs, currently serving as Chief Financial Officer, will transition to the new role of Chief Investment Officer (CIO).
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Eric J. Sorenson, Jr., who has served as General Counsel for more than three years and has advised the Bank and the Company on regulatory, legal, and financial matters for over 25 years, will be appointed as Chief Financial Officer (CFO).

These leadership changes show the Board’s trust in our leaders and reinforce our dedication to rigorous oversight of both financial operations and investments.

“We are fortunate to have outstanding leaders in both Todd Scruggs and Rick Sorenson,” said Robert R. Chapman III, Chief Executive Officer of the Bank. “Todd has been key to our financial leadership since the Bank’s founding. His judgment, discipline, and strategic vision will be vital to managing our investment portfolio as CIO. At the same time, Rick has been a trusted partner across regulatory, legal, and financial matters for decades, and is exceptionally well positioned to lead our finance team.  Rick and Todd will continue to work closely with each other during this transition and afterwards.”

Augustus A. Petticolas, Jr., Chairman of the Board of Directors agreed, adding: “On behalf of the Board of Directors, I would like to thank Todd for his outstanding leadership and service as our first CFO.  The board is confident in both Todd and Rick as they assume these important roles. We will miss seeing Todd as CFO but look forward to working with him as CIO.”

Leadership Transition Overview

This transition supports the Company’s long-term strategic and governance goals in key ways, including:

1. Focused responsibilities— by separating oversight of the investment portfolio from financial operations, each executive can devote full attention to critical responsibilities.

2. Balanced skillsets — Mr. Scruggs brings deep investment experience and a long track record of managing capital and risk, while Mr. Sorenson brings in-depth knowledge of regulatory, legal, and financial frameworks, along with institutional continuity.

3. Strengthen governance — this transition reinforces the Company’s commitment to robust management, leadership continuity, and sound oversight of financial and investment functions.

About Eric J. Sorenson, Jr.

Mr. Sorenson has served as Executive Vice President - General Counsel of the Bank since 2022, guiding the Bank and the Company through complex regulatory, legal, compliance, and strategic matters. Prior to joining the Bank, he worked with the Company for more than 20 years as outside counsel, advising on legal, regulatory, and financial issues. Mr. Sorenson has also worked closely with Mr. Scruggs and other members of the Company’s finance and accounting team on financial reporting, capital planning, and corporate governance. In the CFO role, he will oversee financial, accounting, treasury, budgeting, and reporting functions, ensuring continued transparency and disciplined capital management.

About J. Todd Scruggs

Mr. Scruggs has served as the Bank’s CFO since its founding over 26 years ago, overseeing financial planning, reporting, capital markets, and risk functions. In the CIO role, he will assume responsibility for managing and optimizing the Bank’s investment portfolio, strategic asset allocation, risk management, and investment governance, bringing to bear his deep experience in capital markets, valuation, and portfolio management.

Timing and Transition

The transition will take effect January 1, 2026. Until that time, Mr. Scruggs will continue as CFO while partnering closely with Mr. Sorenson to ensure a smooth transition.  The Board and leadership team are committed to ensuring continuity and minimal disruption to operations, reporting, and investor communications.

“This realignment reflects our focus on the Company’s future and our commitment to both continuity and strong leadership,” said Robert R. Chapman III, Chief Executive Officer of the Bank.  “Rick and Todd are trusted and experienced professionals who exemplify our values and will continue to uphold our standards as the Bank continues to execute our strategy, serve our customers, and create long-term value for shareholders and communities.”

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Buchanan, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Nellysford, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at: www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the date on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, changes in the value of real estate securing loans made by the Bank, as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.